Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Contact Info:

Laura Crowley

Director of Investor Relations and Public Relations

SYNNEX Corporation

Telephone: (510) 668-3715

laurack@synnex.com

SYNNEX Corporation Announces Resignation of

Technology Solutions Division President

FREMONT, CA – February 7, 2007 - SYNNEX Corporation (NYSE: SNX), a global IT supply chain services company announced today the resignation of John Paget, its Technology Solutions Division President. Mr. Paget is leaving SYNNEX to pursue other career opportunities.

“We appreciate John’s many contributions to SYNNEX and wish him well in his future endeavors,” said Robert T. Huang, President and Chief Executive Officer of SYNNEX Corporation. “The Technology Solutions Division (TSD) remains a meaningful component of our growth strategy and we are confident that the current momentum and growth of TSD will continue due to the experienced management team and foundation already in place. Through the executive leadership from Peter Larocque, our US Distribution President and Jim Estill, our President and Chief Executive Officer of SYNNEX Canada Limited, I am confident that we can execute on our strategies and goals for this division.”

About SYNNEX

Founded in 1980, SYNNEX Corporation is a global IT supply chain services company offering a comprehensive range of services to original equipment manufacturers, software publishers and reseller customers worldwide. SYNNEX offers product distribution, related logistics services, demand generation marketing and contract assembly and works with the leading industry suppliers of IT systems, peripherals, system components, software and networking equipment. Additional information about SYNNEX may be found online at www.synnex.com.

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Statements in this release that are forward looking, such as our expectations and growth in the Technology Solutions Division, involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to be materially different from any future performance that may be suggested in this release. The Company assumes no obligation to update any forward looking statements contained in this release.

Technology Solutions Division is a division of SYNNEX Corporation. Copyright 2007 SYNNEX Corporation. All rights reserved. SYNNEX, the SYNNEX Logo, the TSD Logo and all other SYNNEX company, product and services names and slogans are trademarks or registered trademarks of SYNNEX Corporation. SYNNEX and the SYNNEX Logo Reg. U.S. Pat. & Tm. Off. Other names and marks are the property of their respective owners.

Source: SYNNEX Corporation